Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

August 14, 2018

iFresh Inc.

2-39 54th Avenue
Long Island City, NY 11101

Re: iFresh Inc.

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-3 (File No. 333-224141) (the “Registration Statement”) filed by iFresh Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), which Registration Statement was declared effective by the Commission on April 25, 2018. We are rendering this opinion in connection with the prospectus supplement dated August 10, 2018 by the Company with the Commission pursuant to Rule 424 under the Act (the “Prospectus Supplement”). The Prospectus Supplement relates to the offering and sale by the Company of 15,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”). The Shares will be issued pursuant to a Consulting Agreement dated August 13, 2018 by and among the Company and the purchaser named therein (the “Purchase Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement and the Prospectus Supplement.

We have acted as securities counsel for the Company in connection with the preparation of the Registration Statement and Prospectus Supplement. In connection therewith, we have reviewed (a) the Registration Statement; (b) the Prospectus Supplement; (c) the Purchase Agreement (d) the Company’s Articles of Incorporation, as amended; and (e) the Company's Bylaws..

In rendering our opinions set forth below, we have reviewed such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; and (e) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in all of such documents.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that the Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Purchase Agreement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations, and applicable federal laws of the United States of America, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the filing of this opinion letter with the Commission an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP